Exhibit 8.2

Watson, Farley & Williams (New York) LLP
100 Park Avenue
New York, New York 10017
Tel (212) 922 2200
Fax (212) 922 1512

September 19, 2006

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Danaos Corporation

Dear Sirs:

You have requested our opinion regarding the consequences of Marshall Islands taxation and Liberian taxation to Danaos Corporation (the “Company”) and the holders of common stock of the Company.

In rendering our opinion as to such tax consequences, we have examined such documents as we have deemed necessary, including the Registration Statement and the prospectus (the “Prospectus”) included therein (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”) filed by the Company on Form F-1 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the issuance and sale by the Company of up to 11,787,500 shares of common stock of the Company.  We also have obtained such additional information as we have deemed relevant and necessary, including originals, or copies certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Company.

This opinion is limited to the law of the Republic of The Marshall Islands and the law of the Republic of Liberia and is as of the effective date of the Registration Statement.  Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Prospectus and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Tax Considerations” therein, and having regard to legal considerations which we deem relevant, we hereby confirm that the opinions attributed to Watson, Farley & Williams (New York) LLP set forth in the Prospectus under the captions “Tax Considerations-Marshall Islands Tax Considerations” and “Tax Considerations-Liberian Tax Considerations” are the opinions of Watson, Farley & Williams (New York) LLP and accurately state our views as to the tax matters discussed therein.  In addition, such opinions fairly present the information expected to be relevant to holders of the common stock of the Company offered pursuant to the Prospectus and fairly summarize the matters referred to therein.

Our opinions as set forth in the Prospectus are based on the current provisions of Marshall Islands law and Liberian law, which may be changed at any time with retroactive effect.  No opinion is expressed on any matters other than those specifically referred to above.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus under the captions “Tax Considerations-Marshall Islands Tax Considerations” and “Tax Considerations-Liberian Tax Considerations”.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Watson, Farley & Williams (New York) LLP

Watson, Farley & Williams (New York) LLP